Exhibit 99.3

Reconciliation of Income (Loss) from Continuing Operations to Recurring Earnings after MTM Adjustments

$ millions & $ per share	2004			2003
	1Q	2Q	3Q	1Q	2Q	3Q
Income (loss) from continuing operations available to common stockholders	$(1)	$(18)	$16	$(50)	$91	$20
Total nonrecurring items (net of tax effect)	$4	$72	$120	$6	$(103)	$(20)

Recurring income from continuing operations available to common shareholders	$3	$54	$136	$(44)	$(12)	$(0)
Recurring diluted earnings per common share	$—	$0.10	$0.26	$(0.08)	$(0.02)	$(0.00)
*Mark-to-Market (MTM) adjustments for Power:
Reverse forward unrealized MTM gains/losses	(23)	(69)	(187)	40	(232)	54
Add realized gains/losses from MTM previously recognized	137	10	45	(55)	45	(45)

Total MTM adjustments	114	(59)	(142)	(15)	(187)	9
Tax effect of total MTM adjustments	44	(23)	(55)	(6)	(73)	4

After tax MTM adjustments	70	(36)	(87)	(9)	(114)	5
Recurring income from continuing operations available to common shareholders after MTM adjustments	$73	$18	$49	$(53)	$(126)	$5
Recurring diluted earnings per share after MTM adjustments	$0.14	$0.03	$0.09	$(0.10)	$(0.24)	$0.01
Weighted average shares — diluted (thousands)	525,752	521,698	529,525	517,652	534,839	524,711

*	Adjustments have been made to reverse estimated forward unrealized MTM gains/losses and add estimated realized gains/losses from MTM previously recognized, i.e. assumes MTM accounting had never been applied to designated hedges and other derivatives.